Private & Confidential

16 January 2006

SB Cha

22c Godesdone Road

Cambridge

CB1 1LB

Dear SB,

On behalf of Cambridge Display Technology Inc ("CDT" or the "Company"), I am pleased to offer you the position VP, Commercial. Effective 1 February 2006, your base salary will be $280,000 per annum to be paid on a monthly basis in accordance with the Company's normal payroll practices. You will be eligible to receive a maximum target bonus payment of 35% of your base salary, based on performance versus agreed objectives. Bonus payments are subject to the rules of the bonus plan.

This offer of employment is contingent on your ability to show proof of your legal right to work in the United States as required by the US Immigration and Naturalization Services (INS). Therefore, before your hire date, and possibly from time to time thereafter, you will be asked to provide proof of your identity as well as your legal right to work in the United States. In addition, your role will require you to make extended business trips to Asia, specifically but not limited to Japan, Taiwan and Korea. This offer of employment is subject to us being able to secure the necessary visas to allow you to work legally in these countries.

As VP, Commercial, you will report directly to the Chief Executive Officer, or such other person as may be designated by the Chief Executive Officer.

This letter will also confirm that your employment with the Company will be at-will. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed in a document signed by you and the Chief Executive Officer of the Company. Notwithstanding the above, you agree that if you intend to resign you will give the Company at least six months' prior written notice. Similarly, the Company agrees that if it intends to terminate your employment other than for "cause" it will give you six months' prior written notice.

For purposes of your employment, "cause" means: (i) fraud, embezzlement, falsification of Company or customer documents, dishonesty, gross negligence or other illegal or wrongful conduct engaged in by you involving the property or affairs of the Company or the carrying out of your duties; (ii) your conviction of a felony or misdemeanor involving moral turpitude or other act of dishonesty, fraud or deceit; (iii) your failure to substantially perform your duties or responsibilities or a material breach of the performance of your duties and responsibilities to the Company; (iv) your intentional imparting of confidential information relating to the Company or any of its customers to any third party, other than in the course of performing your duties to the Company; or (v) your breach of any fiduciary duty to the Company or violation of any other contractual, statutory, common law or other legal duty to the Company.

Where appropriate, depending on your assignment, you will also be eligible for other benefits, which may include, paid holidays, paid vacation and sick days, comprehensive medical, dental and vision insurance, and other benefits currently available to employees of the Company. The terms of your benefits and any applicable waiting period(s) are governed by the plan documents and Company policy.

Attached is the Company's standard Non-Disclosure Agreement. Please read it. If you accept our offer, you must return a signed copy to us prior to your hire date.

Also attached is our standard Arbitration Agreement. This agreement states that any disputes between you and the Company that may arise during your employment or from your termination, with the exception of any disputes which in any way relates to your Non-Disclosure Agreement with the Company, will be resolved by arbitration as opposed to court litigation. This agreement must also be signed and returned prior to your commencement of employment.

This letter sets forth the terms of employment with us and supersedes any prior representation or agreements, whether written or oral. The terms contained in this letter constitute our entire agreement regarding the subjects covered.

Please sign and return a copy of this letter indicating that you agree and accept the terms of this offer. In addition, please sign the acknowledgement below stating that you are able to accept this position and that your start date will be 1 February 2006.

You may accept this offer by signing below. Please return the original letter to the Human Resources Department and retain a copy for your personal records. The terms set forth in this offer are considered confidential and will expire on 31 January 2006 at 5:00 pm.

Yours sincerely,

/s/ Emma Jones

Emma Jones

VICE-PRESIDENT, HUMAN RESOURCES

I hereby represent, warrant and agree that I am free to accept this employment offer and to perform the job duties of VP, Commercial. I represent, warrant and agree that I am not bound by any restriction or covenant from any prior employer or other obligation that would interfere with my ability to perform the job duties of VP, Commercial at CDT. I also represent, warrant and agree that I have returned all documents to my prior employers and that I will not utilize any trade secrets or proprietary information obtained from prior employers in connection with my employment by CDT.

/s/ SB Cha 20 Jamuary 2006

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SB Cha Date